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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

              Date of Report (Date of earliest event) April 1, 2001
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                           BELDEN & BLAKE CORPORATION
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             (Exact name of registrant as specified in its charter)



            Ohio                         0-20100                 34-1686642
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(State or other jurisdiction    (Commission File Number)    (IRS Employer
of incorporation)                                           Identification No.)


5200 Stoneham Road, North Canton, Ohio                                 44720
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(Address of principal executive offices)                             (Zip Code)


                                 (330) 499-1660
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               Registrant's telephone number, including area code
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                           BELDEN & BLAKE CORPORATION


Item 5. Other Events
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        EXECUTIVE RETIREMENTS


       Effective April 1, 2001, the following senior management members of Belden & Blake Corporation (the "Company") have verbally accepted early retirements from the Company: Joseph M. Vitale, Senior Vice President, General Counsel and Secretary; James C. Ewing, Vice President Human Resources; and Charles P. Faber, Vice President Corporate Development. John L. Schwager, President and Chief Executive Officer, along with other members of the management team, will assume their responsibilities. To assist in the transition, the three executives have agreed to provide periodic consulting services to the Company over the next six months. As part of the retirement agreement, Mr. Vitale is expected to resign from the Company's Board of Directors.

       Since the beginning of 1999, the Company has reduced its work force by approximately one third through the sale of various subsidiaries and through general staff reductions. During that time period, the Company has also changed its strategic focus from a rapidly expanding, acquisition-oriented company, to a drilling and production growth organization which limited its requirements for senior administrative management.

       These retirements will result in a cash charge of approximately $760,000 and an additional non-cash charge of $179,000 related to the acceleration of certain stock options. The Company expects to reduce its future general and administrative expenses by over $500,000 annually beginning in the second quarter of 2001 as a result of the retirements.

       The Company expects to record a total nonrecurring cash charge of $1.2 million in the first quarter of 2001 related to the these retirement agreements and other severance charges incurred, and a total non-cash charge of approximately $265,000 will be recorded related to the acceleration of certain stock options.



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Signatures
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       Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: April 16, 2001         BELDEN & BLAKE CORPORATION
      --------------         (Registrant)


                             By: /s/ John L. Schwager
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                                 John L. Schwager
                                 Director, President and Chief Executive Officer



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